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October 10, 2002


Fresco Index Shares Funds
51 West 52nd Street
New York, New York 10019-6114

Ladies and Gentlemen:

We have acted as counsel to Fresco Index Shares Funds (the "Trust"). In connection with this opinion, we have examined:

(a) A copy of the Declaration of Trust of the Trust, dated February 13, 2002 (the "Declaration of Trust"), certified by the Secretary of the Trust;

(b) A certificate of the Secretary of State of The Commonwealth of Massachusetts dated October 9, 2002 certifying as to the authority of the Trust to exercise in The Commonwealth all of the powers recited in the Declaration of Trust and to transact business in The Commonwealth;

(c)  A copy of the By-laws of the Trust certified by the Secretary of the Trust;

(d) A certificate of the Secretary of the Trust dated October 9, 2002 as to, among other things, certain actions of the Trustees of the Trust, including actions related to the designation of two series of shares of the Trust, the Fresco Dow Jones Stoxx 50 Fund and the Fresco Dow Jones Euro Stoxx 50 Fund, and the issuance by the Trust of shares of such series (the "Shares"); and

(e) Such other certificates, documents, and records as we have deemed necessary for purposes of this opinion.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

We have made such examination of Massachusetts law as we have deemed relevant for purposes of this opinion. We express no opinion as to the effect of laws, rules, and regulations of any state or jurisdiction other than The Commonwealth of Massachusetts.

You have advised us that the Trust has filed with the Securities and Exchange Commission a registration statement and amendments thereto (the "Registration Statement") under the Securities






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Fresco Index Shares Funds             -2-                       October 10, 2002



Act of 1933, as amended (the "1933 Act"), relating to the issuance of the Shares. For purposes of this opinion, we have assumed that all Shares will be offered and sold on the terms, and that the Trust will receive for the sale of such Shares the consideration, set forth in the Registration Statement as in effect at the time of such sale, and that such consideration will be in each case at least equal to the applicable net asset value per Share.

We assume that appropriate action has been taken to register or qualify the sale of the Shares under any applicable state and federal laws regulating offerings and sales of securities.

Based upon and subject to the foregoing, we are of the opinion that:

1. The Trust is a legally organized and validly existing voluntary association with transferable shares of beneficial interest under the laws of The Commonwealth of Massachusetts and is authorized to issue an unlimited number of Shares.

2. The Shares issued and sold after the date hereof will be validly issued, fully paid, and nonassessable by the Trust.

The Trust is an entity of the type commonly known as a "Massachusetts business trust". Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust disclaims shareholder liability for acts, obligations or affairs of the Trust and requires that notice of such disclaimer be given in every written obligation, contract, instrument, certificate, share or other security of the Trust or undertaking made or issued by the Trustees. The Declaration of Trust provides for indemnification of a shareholder out of the property of the series in question from and against all claims and obligations to which the shareholder may become subject by reason of his being or having been a shareholder of the series. Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust itself would be unable to meet its obligations.

We consent to the filing of this opinion as an exhibit to the Registration Statement.


Very truly yours,

/s/Ropes & Gray

Ropes & Gray